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                                                                    Exhibit 21.1

                 Subsidiaries of United PanAm Financial Corp.



1.   United PanAm Mortgage Corp.
2.   Pan American Financial, Inc.
3.   Pan American Bank, FSB
4.   United Auto Credit Corporation